SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*


                             OPTIMARK HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      None
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 17 Pages

CUSIP No.   N/A
         ---------
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     SOFTBANK CORP.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     JAPAN
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,250,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,250,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,250,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     HC, CO
________________________________________________________________________________


                               Page 2 of 17 Pages

CUSIP No.   N/A
         ---------
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     SOFTBANK CAPITAL PARTNERS, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,101,264
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,101,264
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     4,101,264
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     10.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________


                               Page 3 of 17 Pages

CUSIP No.   N/A
         ---------
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     SOFTBANK CAPITAL, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     JAPAN
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,030,761
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,030,761
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     4,030,761
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     9.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________


                               Page 4 of 17 Pages

CUSIP No.   N/A
         ---------
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     SOFTBANK CAPITAL PARTNERS LLC
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,250,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,250,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,250,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     OO
________________________________________________________________________________


                               Page 5 of 17 Pages

CUSIP No.   N/A
         ---------
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     SOFTBANK CAPITAL PARTNERS INVESTMENT, INC.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,250,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,250,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,250,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     CO
________________________________________________________________________________


                               Page 6 of 17 Pages

CUSIP No.   N/A
         ---------
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     SOFTBANK HOLDINGS INC.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     DELAWARE
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,250,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,250,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,250,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     HC, CO
________________________________________________________________________________


                               Page 7 of 17 Pages

CUSIP No.   N/A
         ---------
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     RONALD D. FISHER
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     JAPAN
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,250,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,250,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,250,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     IN
________________________________________________________________________________


                               Page 8 of 17 Pages

CUSIP No.   N/A
         ---------
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


     MASAYOSHI SON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     JAPAN
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          8,250,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            8,250,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,250,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     IN
________________________________________________________________________________


                               Page 9 of 17 Pages

ITEM 1(a)   Name of Issuer:

            Optimark Holdings, Inc.

ITEM 1(b)   Address of Issuer's Principal Executive Offices:

            10 Exchange Place Centre, 24th Floor
            Jersey City, N.J. 07302

ITEM 2(a)   Name of Person Filing:

            SOFTBANK Corp. ("SOFTBANK")
            SOFTBANK Capital Partners, L.P. ("SBCP")
            SOFTBANK Capital, L.P. ("SBC")
            SOFTBANK Capital Partners LLC ("SBCPLLC")
            SOFTBANK Capital Partners Investment, Inc. ("SBCPI")
            SOFTBANK Holdings Inc. ("SBH")
            Ronald D. Fisher ("Mr. Fisher")
            Masayoshi Son ("Mr. Son")

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

            For SBCP, SBC, SBCPLLC, SBCPI and Mr. Fisher:
            1188 Centre Street
            Newton Center, Mass.  02459

            For SBH:
            300 Delaware Avenue, Suite 900
            Wilmington, Del.  19801

            For SOFTBANK and Mr. Son:
            24-1, Nihonbashi - Hakozakicho
            Chuo-ku, Tokyo 103, Japan

ITEM 2(c)   Citizenship:

            For SBCP, SBC, SBCPLLC, SBCPI and SBH:  Delaware
            For Mr. Fisher:  United States
            For SOFTBANK and Mr. Son:  Japan

ITEM 2(d)   Title of Class of Securities:

            Common Stock, par value $.01 per share


                               Page 10 of 17 Pages

ITEM 2(e)   CUSIP Number:

            None

ITEM 3. If this statement is filed pursuant to sections 240.13d-1(b) or (c), check whether the person filing is a: N/A

        (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [_] An    investment    adviser   in    accordance    with   section
     240.13d-1(b)(1)(ii)(E);

        (f) [_] An employee  benefit plan or endowment  fund in accordance  with section 240.13d- 1(b)(1)(ii)(F);

        (g) [_] A parent holding company or control person in accordance with section 240.13d- 1(b)(1)(ii)(G);

        (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [_] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


ITEM 4.   Ownership.

         SBCPLLC is the sole general partner of SBCP, SBC and SOFTBANK Capital Advisors Fund, L.P. ("Advisors Fund"), and as a result securities owned by SBCP, SBC or Advisors Fund may be regarded as being beneficially owned by SBCPLLC. Pursuant to the Limited Liability Company Agreement of SBCPLLC, all investment decisions on behalf of SBCPLLC must be approved by SBCPI and by Mr. Fisher, and as a result securities beneficially owned by SBCPLLC may be regarded as being beneficially owned by SBCPI and Mr. Fisher. SBCPI is a wholly owned subsidiary of SBH, which in turn is wholly owned by SOFTBANK. Mr. Son is the President and Chief Executive Officer of SOFTBANK and


                               Page 11 of 17 Pages
owns an approximately 38.3% interest in SOFTBANK. Accordingly, securities owned by SBCPI may be deemed beneficially owned by SBH; securities owned by SBH may be deemed beneficially owned by SOFTBANK; and securities owned by SOFTBANK may be deemed beneficially owned by Mr. Son. The shares reported below consist of 4,101,264 shares owned by SBCP, 4,030,761 shares owned by SBC and 117,975 shares owned by Advisors Fund. Each of SBCP, SBC, SBCPLLC, SBCPI, SBH, Mr. Fisher, SBH, SOFTBANK and Mr. Son disclaim beneficial ownership of shares of Common Stock owned by any other person or entity except to the extent of their respective pecuniary interests, if any, therein.

    (a) Amount beneficially owned:       8,250,000 shares

    (b) Percent of class:         18.4%

    (c) Number of shares as to which the person has:

        (i) Sole power to vote or to direct the vote:

        (ii) Shared power to vote or to direct the vote:  8,250,000

        (iii) Sole power to dispose or to direct the disposition of:

        (iv) Shared power to dispose or to direct the disposition of:  8,250,000


ITEM 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         N/A



                               Page 12 of 17 Pages

ITEM 8.   Identification and Classification of Members of the Group.

          N/A


Item 9.   Notice of Dissolution of Group.

          N/A




                               Page 13 of 17 Pages

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

April 3, 2001                         SOFTBANK CORP.


                                      By: /s/ Stephen A. Grant
                                         ------------------------------
                                             Name:   Stephen A. Grant
                                             Title:  Attorney-in-Fact

                                      SOFTBANK Capital Partners, L.P.


                                      By: /s/ Ronald D. Fisher
                                         ------------------------------
                                             Name:   Ronald D. Fisher
                                             Title:  Managing Member

                                      SOFTBANK Capital, L.P.


                                      By: /s/ Ronald D. Fisher
                                         ------------------------------
                                             Name:   Ronald D. Fisher
                                             Title:  Managing Member

                                      SOFTBANK Capital Partners LLC


                                      By: /s/ Ronald D. Fisher
                                         ------------------------------
                                             Name:   Ronald D. Fisher
                                             Title:  Managing Member

                                      SOFTBANK Capital Partners Investment, Inc.


                                      By: /s/ Ronald D. Fisher
                                         ------------------------------
                                             Name:   Ronald D. Fisher
                                             Title:  President


                               Page 14 of 17 Pages

                                      SOFTBANK Holdings Inc.


                                      By: /s/ Stephen A. Grant
                                         ------------------------------
                                             Name:   Stephen A. Grant
                                             Title:  Attorney-in-Fact



                                       /s/ Ronald D. Fisher
                                      Ronald D. Fisher

                                      Masayoshi Son


                                      By: /s/ Stephen A. Grant
                                         ------------------------------
                                             Name:   Stephen A. Grant
                                             Title:  Attorney-in-Fact



                               Page 15 of 17 Pages